CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Strong Variable Insurance Funds, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 19 to the Registration Statement of Strong Variable Insurance Funds, Inc. (comprising, respectively, the Strong Discovery Fund II, Strong Mid Cap Growth Fund II, Strong International Stock Fund II and Strong Schafer Value Fund II) on Form N-1A of our reports dated February 1, 1999 (Strong Discovery Fund II and Strong Mid Cap Growth Fund II (formerly known as Strong Growth Fund II)), February 3, 1999 (Strong International Stock Fund II), and February 4, 1999 (Strong Schafer Value Fund II) on our audits of the financial statements and financial highlights of Strong Variable Insurance Funds, Inc., which reports are included in the Annual Reports to Shareholders for the year ended December 31, 1998, which are incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the references to our Firm under the captions "Independent Accountants" in the Statement of Additional Information and "Financial Highlights" in the Prospectus.


PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
April 28, 1999